Exhibit 5.1

[LIONEL SAWYER & COLLINS LETTERHEAD]

November 22, 2004

Las Vegas Sands Corp

3355 Las Vegas Boulevard South

Las Vegas, Nevada 89109

                Re: Registration of Common Stock of Las Vegas Sands Cop.

Ladies and Gentlemen:

                We are acting as special Nevada counsel for Las Vegas Sands Corp., a Nevada corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended, of shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), to be offered to the public under Registration Statement No. 333-118827 on Form S-1, as amended, relating to such offering (the “Registration Statement”).

                Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

                We have examined originals or copies of each of the documents listed below:

1.                                       Certificate of Corporate Existence relating to the Company, issued by the Nevada Secretary of State;

2.                                       The Amended and Restated Articles of Incorporation of the Company filed as an exhibit to the Registration Statement;

3.                                       The Amended and Restated Bylaws of the Company filed as an exhibit to the Registration Statement;

4.                                       Resolutions of the Board of Directors of the Company, dated November 8, 2004, relating to the registration and sale of the Common Stock; and

5.                                       The Registration Statement, including without limitation, the form of the Underwriting Agreement (the “Underwriting Agreement”) included as Exhibit 1.1 thereto.

                We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

                Based upon the foregoing, and subject to the following, it is our opinion that:

                1.             The Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated by the Registration Statement and the approved Underwriting Agreement, will be validly issued, fully paid and nonassessable; and

                2.             All of the issued and outstanding shares of the Company's common stock are frilly paid and nonassessable.

                The opinions expressed above are limited to the laws of the State of Nevada, including reported judicial decisions. This Opinion Letter is intended solely for use in connection with the registration and offering of the Common Stock as described in the Registration Statement and resales of the Common Stock, and it may not be reproduced or filed publicly, without the written consent of this firm; provided, however, we hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ LIONEL SAWYER & COLLINS
LIONEL SAWYER & COLLINS